THE ADVEST GROUP, INC.
90 State House Square
Hartford, Connecticut 06103

December 19, 1995





Notice of Annual Meeting and Proxy Statement



The Annual Meeting of Stockholders of The Advest Group, Inc. will be held Thursday,
January 25, 1996 at 10:30 a.m. at the Sheraton Hotel, Trumbull
Street, Hartford, Connecticut, for the following purposes:

     1.   To elect four directors;

     2.   To transact such other business as may properly come
before the meeting or any               adjournment.

Record holders of Common Stock as of the close of business on December 11, 1995 are entitled to receive notice of and vote at the meeting or any adjournment.

Whether or not you plan to attend, please sign and date the enclosed proxy and return it promptly in the envelope provided. If you are present at the meeting and would prefer to vote in person rather than by proxy, you would, of course, have that privilege.



               By Order of the Board of Directors





               Lee G. Kuckro
               Secretary

Proxy Statement
This Proxy Statement is being furnished on or about December 19, 1995 in connection with the solicitation of proxies by the Board of Directors of The Advest Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, January 25, 1996. Stockholders of record at the close of business on December 11, 1995 are entitled to notice of and to vote at the meeting. On that record date, 8,386,691 shares of the Company's Common Stock were outstanding and entitled to vote.

Properly signed proxies will be voted in accordance with the stockholder's directions. Where specific choices are not indicated, proxies will be voted for proposal 1. If a proxy or a ballot indicates that a stockholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal.
Those shares will be counted as in attendance at the meeting for purposes of determining a quorum. Any proxy may be revoked at any time before it is voted by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. A plurality of the votes cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office (proposal 1). Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, mail and personal interview. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

Shares owned through the Company's Dividend Reinvestment Plan on the record date are included in the share ownership figures presented on the enclosed proxy card. Fractional shares held in the plan have no voting rights.

ELECTION OF DIRECTORS
The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes whose terms expire at different times. The Board of Directors has fixed the number of directors at 10 and has selected four nominees for election at the Annual Meeting. Of these nominees, Messrs. Richard G. Dooley, Robert W. Fiondella and John A. Powers are currently directors and have been nominated for election to additional three-year terms expiring in 1999. Mr. William B. Ellis is not currently a director and has been nominated for a two-year term expiring in 1998. Information regarding the four nominees and the six continuing directors whose terms expire in 1997 or 1998 is set forth below.

The accompanying proxy will be voted for the election of the Board's nominees, unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board, for such other person as the Board may designate. All nominees have indicated that they are willing and able to serve as directors if elected.

Nominees for Election to the Board for Three-Year Terms
Expiring at the 1999 Annual Meeting of Stockholders

Richard G. Dooley   Director since 1983
Mr. Dooley, age 66, served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 through his retirement in 1993. He continues to act as consultant to that company. Mr. Dooley is a Director of Hartford Steam Boiler Inspection and Insurance Company, Kimco Realty Corp., Jefferies Group, Inc., and certain Massachusetts Mutual-sponsored investment companies.

Robert W. Fiondella Director from 1984 to 1992 and since January
1995
Mr. Fiondella, age 53, joined the then Phoenix Mutual Life Insurance Company in 1969. He served as General
Counsel to Phoenix Mutual until his appointment as Executive Vice President of that corporation in 1983. He is currently the Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Life Insurance Company and a Director of Loctite Corporation.

John A. Powers  Director since 1992
Mr. Powers, age 69, was employed by Heublein Inc. in 1973, becoming President and Chief Executive Officer in 1983 and
Chairman and Chief Executive Officer in 1986.  He retired in
December 1991.  Mr. Powers is a Director of Hartford Steam Boiler
Inspection and Insurance Company.


Nominee for Election to the Board for a Two-Year Term
Expiring at the 1998 Annual Meeting of Stockholders

William B. Ellis    Nominee for Director
Mr. Ellis, age 55, is a Senior Fellow at Yale University School of Forestry and Environmental Studies. Prior to August 1995, he served as Chairman of the Board of Northeast Utilities and prior to 1993 he served as Chief Executive Officer of that corporation. Mr. Ellis is a Director of Nuclear Electric Insurance Limited, Connecticut Mutual Life Insurance Company, Hartford Steam Boiler Inspection and Insurance Company and the Greater Hartford Chamber of Commerce. Mr. Ellis also is a member of the University of Hartford's Board of Regents and the Board of the Museum of Natural History of the Smithsonian Institution and is Chairman of the Board of the Connecticut Capitol Region Growth Council, Inc.


Members of the Board Continuing in Office
Terms Expire at the 1997 Annual Meeting of Stockholders

Sanford Cloud, Jr.  Director since January 1995
Mr. Cloud, age 51, has been President and Chief Executive Officer of the National Conference of Christians and Jews since April 1994. Prior to that, he was an attorney in private practice (from 1993 to 1994) and Vice President, Corporate Public Involvement for Aetna Life and Casualty Company and Executive Director of the Aetna Foundation (from 1986 to 1992). Mr. Cloud is a Director of Yankee Energy Systems, Inc., the Hartford Seminary and the Juvenile Diabetes Foundation and is Chairman of the Board of the Children's Fund of Connecticut.

Grant W. Kurtz      Director since 1989
Mr. Kurtz, age 53, is President of the Company and Advest, Inc. He joined the Company in 1985 and became Senior Executive Vice President of the Company and Advest, Inc. in 1988. In October 1990, Mr. Kurtz became President of Advest, Inc. and in March 1995 he became President of the Company. Mr. Kurtz is a Director of the Connecticut Forum and Billings & Co.

Allen Weintraub     Director since 1977
Mr. Weintraub, age 60, is Chief Executive Officer and Chairman of the Board of the Company and Advest, Inc. He joined a predecessor company in 1955 and became President of the Company in 1989, Chief Executive Officer in 1990 and Chairman of the Board in December 1993. Mr. Weintraub is a Director of Phoenix Real Estate Securities, Inc. and Advest Bank.

Members of the Board Continuing in Office
Terms Expire at the 1998 Annual Meeting of Stockholders

George A. Boujoukos      Director since 1977
Mr. Boujoukos, age 61, is Executive Vice President - Capital
Markets of Advest, Inc. He joined the Company in 1961.

Anthony A. LaCroix  Director since 1977
Mr. LaCroix, age 66, is Vice-Chairman of the Board of the Company. He joined the Company in 1964 and became Chief
Executive Officer in 1979, serving in that capacity until his retirement in 1990. Mr. LaCroix served as Chairman of the Board of Directors from 1982 through December 1993.

Corine T. Norgaard  Director since 1983
Dr. Norgaard, age 58, is Dean of the State University of New York at Binghamton, School of Management. From 1969 through 1993 she was associated with the University of Connecticut, School of Business, most recently serving as Director of External Affairs and Development and Professor of Accounting. Dr. Norgaard is a Director of certain Aetna-sponsored investment companies.


Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit
Committee, a Nominating Committee and  a Stock Option and
Compensation Committee.

The Executive Committee, which consists of Messrs. Weintraub (Chairman), Dooley, Kurtz and LaCroix and Dr. Norgaard, has authority to act on behalf of the Board of Directors between the meetings of the Board except with respect to fundamental changes and certain other major matters.

The Audit Committee, which consists of Dr. Norgaard (Chairman), Messrs. Cloud, Dooley and Powers, is primarily responsible for reviewing the scope of the audits conducted by the Company's independent accountants, analyzing the reports and recommendations of the accountants, and reviewing various internal audit reports.

The Nominating Committee, which consists of Messrs. LaCroix (Chairman), Dooley, Powers and Weintraub and Dr. Norgaard, is responsible for nominating the slate of directors to be recommended for election to the Company's Board of Directors at the next-following Annual Stockholders' Meeting. The Nominating Committee will consider recommendations for director nominations from shareholders. Shareholders wishing to propose nominees for consideration should write to Lee G. Kuckro, Secretary, at the principal executive office of the Company. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-laws. Information concerning these requirements may be obtained by writing the Company's Secretary.

The Stock Option and Compensation Committee, which consists of Messrs. Dooley (Chairman), Cloud, Fiondella and Powers and Dr. Norgaard, determines the compensation of senior management, subject to the authority reserved to the Board of Directors. The Committee also administers the Company's incentive bonus plans and stock option plans.

During the fiscal year ended September 30, 1995, the Board of Directors met seven times, the Executive Committee did not meet, the Audit Committee met four times, the Nominating Committee met once and the Stock Option and Compensation Committee met twice. Each continuing director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served.

Compensation of Non-employee Directors
Non-employee directors receive an annual retainer of $9,000, a fee of $2,000 for each meeting of the Board attended and a fee of $750 for each committee meeting attended. Non-employee committee chairmen receive an additional $500 for each meeting of that committee which they attend. Non-employee chairmen or vice chairmen of the Board receive a fee of $10,000 for each Board meeting attended. Under the 1996 Non-Employee Director Stock Purchase Plan (the "1996 Plan"), beginning in 1996 a portion of the annual retainer and per meeting fee of each non-employee director (but not less than 50% of the annual retainer for any director) will be deferred and, at the conclusion of the applicable deferral period, will be paid in shares of Company common stock. The number of shares to be paid will be determined based upon current market value. Shares will be delivered to the directors after a five-year period or earlier under certain specified circumstances. Under the 1994 Non-Employee Director Stock Option Plan, each non-employee director receives on the date of the Annual Meeting an option to purchase 1,500 shares of Common Stock. During fiscal 1995, 9,000 options were issued under this plan.

Section 16 Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 1995 all such reporting requirements were complied with in a timely manner.

OWNERSHIP OF THE COMPANY'S COMMON STOCK

Ownership by Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's Common Stock as of November 30, 1995 by each director, each nominee for director, each executive officer named in the Summary Compensation Table, and all directors, nominees and executive officers as a group. All individuals named in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                              Number                   Percentage
     Name                     of Shares(1)               of Class

     Allen G. Botwinick             24,280   (2)(4)(5)
     George A. Boujoukos           146,877   (2)(3)(4)(5)   1.72%
     Harry H. Branning               7,840   (3)(5)
     Sanford Cloud, Jr.                910                      *
     Richard G. Dooley              10,815                      *
     William B. Ellis                1,000                      *
     Robert W. Fiondella             6,000                      *
     Grant W. Kurtz                 67,199   (2)(3)(4)(5)       *
     Anthony A. LaCroix             60,079   (3)(4)             *
     Corine T. Norgaard             13,710   (4)                *
     John A. Powers                  2,000                      *
     Allen Weintraub               134,814   (2)(3)(5) 1.58%
     All directors, nominees and executive
        officers as a
        group (14 persons)         538,314   (2)(3)(4)(5)   6.24%


 *   Less than one percent

(1)  As used in this Proxy Statement, "beneficial ownership"
means sole or shared power to vote and/or sole or shared
investment  power with   respect to shares of Common Stock, or
the right to acquire such power within 60 days.

(2) Includes the following numbers of shares subject to options exercisable within 60 days of November 30, 1995: Messrs.Botwinick
(11,666),      Boujoukos (10,000), Kurtz (27,333) and Weintraub
(47,665), all directors, nominees and executive officers as a group (119,996).

(3) Includes the following numbers of shares issuable upon conversion of the Company's 9% Convertible Subordinated
Debentures:  Messrs.     Boujoukos (811), Branning (737), Kurtz
(2,579), LaCroix (7,369) and Weintraub (4,422), all directors, nominees and executive officers as a group (15,917).
 .
(4) Includes the following numbers of shares (or shares issuable upon conversion of debentures) owned by members of such persons' immediate families residing in the same household: Messrs. Botwinick (900), Boujoukos (4,791), Kurtz (4,368) and LaCroix (7,369), Dr. Norgaard (7,976), all directors, nominees and executive officers as a group (69,268). Includes the following numbers of shares held as trustee or custodian for the benefit of others: Dr. Norgaard (3,034), all directors, nominees and executive officers as a group (20,614). Beneficial ownership of certain of these shares may be disclaimed.

(5) Includes the following numbers of shares held in Advest Thrift Plan ESOP and 401(k) Accounts: Messrs. Botwinick (5,781), Boujoukos (4,726), Branning (1,801), Kurtz (668) and Weintraub (4,726), all directors, nominees and executive officers as a group (25,046).

Ownership by Certain Other Persons
The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of November 30, 1995.

                                   Number              Percentage
Name and Address                   of Shares           of Class

     Mr. Peter R. Kellogg
     c/o Spear, Leeds & Kellogg
     120 Broadway
     New York, NY 10271            1,564,500 (1)       18.68%

     The Advest Thrift Plan
     Advest, Inc., as Fiduciary
     90 State House Square
     Hartford, CT  06103           [744,896] (2)        8.89%


(1) Such information as to beneficial ownership is derived in from a Report on Form 4 for the month of November 1993 filed by Mr. Kellogg. In that Form 4, Mr. Kellogg reported direct beneficial ownership of 500,000 shares. In addition, Mr. Kellogg reported indirect beneficial ownership as follows: 910,000 shares held by a corporation of which Mr. Kellogg is the sole holder of voting stock; 100,000 shares held by Mr. Kellogg's spouse; 20,000 shares held by a non-profit corporation of which Mr. Kellogg is a trustee; and 34,500 shares held by a firm of which Mr. Kellogg is a senior Managing Director. Mr. Kellogg disclaimed beneficial ownership of such indirect holdings. Mr. Kellogg has advised the Company that, pursuant to an arrangement with the Office of Thrift Supervision, at the Annual Meeting all of these shares will be voted in proportion to the votes cast by all other shareholders.

(2) Represents shares held by the Advest Thrift Plan of the Company (the "ATP") in participant ESOP accounts ([622,773] shares) and 401(k) accounts ([86,088])and shares issuable upon conversion of the Company's 9% Convertible Subordinated Debentures held in ATP 401(k) accounts ([36,035]) Advest, Inc.
acts as trustee for the ATP.   Participants may direct the voting
of shares held in their ATP ESOP and 401(k) accounts. Participants may elect to acquire or dispose of shares held within their ATP 401(k) accounts but not within their ATP ESOP accounts.

EXECUTIVE COMPENSATION
Report of the Stock Option and Compensation Committee
The Stock Option and Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and other executive officers named in the Summary Compensation Table set forth below. The Committee administers the Company's incentive bonus plans and stock option plans. The Company's compensation philosophies and determinations are based on the policies described in this report and the industry specific compensation data collected and analyzed with the assistance of a compensation consulting firm.
The Company's compensation practices, which relate to all officers including the Chief Executive Officer, are designed to attract, retain, and reward senior executives who contribute to the long- and short-term success of the Company's business. One of the tools used by the Committee to design a competitive program was a review of compensation packages offered by 11 regional brokerage firms which are substantially the same firms as those used in constructing the share performance chart.
The Company's present executive compensation arrangement consists of base salary, a Management Incentive Plan, and stock option grants. It is customary in the industry for a substantial majority of total compensation to be provided to executives through bonus payments and stock vehicles. The Committee's compensation philosophy is consistent with this industry norm. The Committee focuses on the compensation program in its entirety considering together all components.
As of June 1995, based on strengthened Company performance, salary reductions that had been mead in June 1994 were revised and salaries for the Chief Executive Officer and other executive officers were reinstated at their pre-reduction levels.
The Management Incentive Plan for fiscal 1995 provided for incentive compensation for executive officers based upon the Company's pretax income over specified threshold performance levels. This reflected the Committee's view that continued enhancement of profitability is very important and should be rewarded.
 Pretax income during fiscal 1995 did exceed the threshold level. As such, based on the plan formula, amounts were paid to the Chief Executive Officer and other executive officers as shown in the accompanying table. At senior management's request, some of the amount calculated from the formula for their awards was used to reward to other significant contributors to the Company's performance.
Also in consideration of the Company's profitability and stock price performance, option awards for the Chief Executive Officer and other executive officers that had been considered for grant in 1994 but were deferred at that time were granted in 1995. Those awards further support the Company's and Committee's belief that a significant portion of management's compensation should be based on the Company's financial performance.
During November 1995, the Committee approved modifications to retirement benefits payable to the Chief Executive Officer and certain of the other executive officers named in the Summary Compensation Table, as outlined in the notes to that table. These modifications increase the level of benefits payable from the plans following retirement, in recognition of continued strong Company performance, but do so by including a portion of bonuses (up to 25% of base pay) in the formula for benefit calculations. In this way, larger retirement benefits will only be paid if Company and individual performance are strong.
     Richard G. Dooley, Chairman
     Sanford Cloud, Jr.
     Robert W. Fiondella
     Corine T. Norgaard
     John A. Powers

Summary Compensation Table
The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. No information is presented for years prior to the year in which the individual became an executive officer of the Company.


                                             Annual         Long Term
                                             Compensation   Compensation
                                             -------------  ------------
                                                            Securities   All Other
                                   Fiscal                   Underlying   Compen-
Name and Principal Position        Year      Salary(1) Bonus     Option  sation(2)
------------------------------------------------------------------------------------
Allen Weintraub(3)                 1995      $270,012  $365,000  38,000    $5,250
     Chief Executive Officer       1994       289,754         0       0     6,267
     and Chairman of the Board     1993       270,000   220,000  38,000     7,434
     of the Company and Advest, Inc.

Grant W. Kurtz(5)                  1995       197,625   260,000  25,000     5,237
     President of the Company      1994       209,000          0      0     8,274
     and Advest, Inc.              1993       200,000   145,000  32,000     5,387

Harry H. Branning                  1995(4)    204,475   118,000  12,000     5,250
     Executive Vice President      1994(4)    249,941    50,000       0     6,009
       of Advest, Inc.

George A. Boujoukos(5)             1995       167,250   140,000    7,500    5,101
     Executive Vice President -    1994       175,750         0        0    8,132
     Capital Markets of
        Advest, Inc.               1993       179,000     75,000   7,500    4,871

Allen G. Botwinick(5)              1995       127,313    130,000   12,500   4,459
     Executive Vice President -    1994       133,374          0        0   6,929
     Administration and Operations
     of the Company and
        Advest, Inc.               1993       127,641     82,500   12,500   4,318



(1) Includes the portion of pre-tax compensation invested in the Company's common stock and options by the executive officers under a program offered senior executive officers during fiscal 1995. The program (which is substantially similar to the Advest Equity Plan) allows executive officers to invest up to 7.5% of their pre-tax compensation in units consisting of one share of Company common stock and one stock purchase option. The purchase price for the units is equal to the fair market value of the common stock. Option grants under this program will be made in January 1996 and are not reflected in the compensation information for fiscal 1995 set out in this Proxy Statement. If the executive officer's employment ends before the shares vest (in 1999) or the options vest (in 2001), under certain circumstances the shares and/or options may be forfeited.
(2) Includes direct and matching cash contributions made by the Company (together with a small amount of share allocations as a result of participant forfeitures) to the Advest Thrift Plan Accounts of the executive officers through 9/30/95.

(3) Mr. Weintraub is a party to an employment agreement with the Company dated 2/14/91, and restated as of 11/30/95, providing for continued employment as Chief Executive Officer through 2/13/99. The agreement provides that Mr. Weintraub's compensation will be set by the Compensation Committee, but in no event will his base salary be less than his base salary on 2/14/91, nor will his share of payments under the Company's Management Incentive Plan be less than that of any other participant. The agreement further provides that for aggregated fees of $90,000 per year upon request by the Board, for a 10-year period following his retirement on or after age 60 Mr. Weintraub will provide services to the Company as director and consultant . Should his services be terminated other than for cause, Mr. Weintraub will be entitled to payments based upon two-thirds of the present value of the remaining fees. Mr. Weintraub will also receive supplemental benefits each year during that 10-year period to the extent that, under a formula detailed in the agreement, the payments under the above provisions together with amounts attributable to social security income and Company contributions to the Advest Thrift Plan and its predecessors on his behalf, are less than one-half of the sum of his average base salary and bonus (disregarding any bonus over 25% of base salary) over his final three years of full-time employment (or $200,000, if less). Upon his death, one-half of those amounts may be payable to his beneficiary.
(4) Salary for 1995 and 1994 include net commissions on securities transactions of $60,000 and $99,166, respectively. Under agreements with the Company, Mr. Branning earned incentive compensation during fiscal 1995 based upon earnings per share, return on equity and satisfaction of certain predetermined job goals and for fiscal 1994 based upon the Company's earnings per share and revenue growth, as compared to a peer group of comparable retail brokerage firms (or $50,000, if greater).
(5) The named executive officer is a participant in the Company's Executive Post-Employment Income Plan, a non-qualified defined benefit plan established by the Company in fiscal 1994 and modified in December 1995, which covers certain senior executives of the Company designated by the board of directors or its committee. The plan is designed to provide those senior executives with income for 10 years after retirement equal to a target percentage of their final average compensation. Average compensation includes base pay and bonus (disregarding any bonus in excess of 25% of base compensation) and is measured over the highest three consecutive years during the 10 years prior to retirement. The target percentage is 1% for each year of service with the Company before October 1, 1993 and 1.5% for each year of service thereafter. The plan will provide supplemental benefits to reach the target percentage, after taking account of one-half of an assumed level of social security benefits and the annuity value of the senior executive's retirement plan accounts attributable to Company contributions and projected earnings. At September 30, 1995, there were six participants in the plan. Estimated annual benefits payable at normal retirement age to the named executive officers is as follows: Kurtz ($87,435), Botwinick ($35,878), Boujoukos ($25,446).

Option Grants in Last Fiscal Year
The following table summarizes option grants made during the fiscal year ended September 30, 1995 to the executive officers named in the Summary Compensation Table.


                      Individual Grants
                    ---------------------------
                           % of Total                       Potential Realizable
                 Number of  Options                         Value at Assumed
                 Securities Granted to                      Annual Rates of Stock
                 Underlying Employees Exercised             Price Appreciation for
                                                               Option Term(2)
                    Options In Fiscal   Price  Expiration   ------------------
Name                Granted   Year   ($/Share)    Date        5%         10%
------------------------------------------------------------------------------
Allen Weintraub     38,000    24.28%    $6.00     3/15/00   $62,992   $139,196
Grant Kurtz         25,000    15.97%     6.00     3/15/00    41,442     91,577
Harry H. Branning   12,000    7.67%      6.00     3/15/00    19,892     43,957
George Boujoukos     7,500    4.79%      6.00     3/15/00    12,433     27,473
Allen G. Botwinick  12,500    7.99%      6.00     3/15/00    20,721     45,788


(1) All option grants were made pursuant to The Advest Group, Inc. 1993 Stock Option Plan (the "Plan") with an exercise price equal to the closing price per share of the Company's Common Stock on the date of the grant. All options were granted on 3/16/95 and become exercisable in equal thirds 30, 42 and 54 months following their date of grant. At 9/30/95, 323,834 options were available for grant under the shareholder-approved option plan of the Company.
(2) The assumed rates of annual appreciation are calculated from the date of grant through the last date the option may be exercised. At a 5% rate of appreciation, the Common Stock would have a market value of $7.66 at the expiration of options. At a 10% rate of appreciation, the Common Stock would have a market value of $9.66 at the expiration of options. While all options had an exercise price at the date of grant equal to the current fair market value, at the 9/30/95 fiscal year end of the Company the market value of the Common Stock had risen to $9.125. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions and may be more or less than the values reflected in either column.

Option Exercises and Fiscal Year-End Values
The following sets forth information as of   September 30, 1995
concerning the value of unexercised options held by the executive officers named in the Summary Compensation Table. There were no option exercises by those persons during the fiscal year ended September 30, 1995. The value of unexercised in-the-money options is calculated by determining the difference between the exercise price of the options and the fair market value of the shares of Common Stock on September 30, 1995 ($9.125).

                                                  Number of       Total Value of
                                                  Securities      Unexecised
                                                  Underlying      in - the -
                              Shares              Unexercised     Money Stock
                           Acquired on  Value     Stock Options    Options at
Name                          Exercise Realized at Fiscal Year-End Fiscal Year-End
------------------------------------------------------------------------------
Allen Weintraub                    ___  ___  Exercisable    47,665    $211,987
                                             Unexercisable  63,335    191,588
Harry H. Branning                  ___  ___  Exercisable         0           0
                                             Unexercisable  14,774      47,832
Grant W. Kurtz                     ___  ___  Exercisable    27,333     109,082
                                             Unexercisable  41,667     126,043
George A. Boujoukos                ___  ___  Exercisable    10,000      46,250
                                             Unexercisable  12,500      39,063
Allen G. Botwinick                 ___  ___  Exercisable    11,666      50,415
                                             Unexercisable  20,834      63,023

Share Performance Chart
The following chart compares the value of $100 invested in the Company's Common Stock on September 30, 1990 during the five-year period through September 30, 1995, with a similar investment in the Standard and Poor's 500 Index or in a peer group consisting of eleven comparable regional securities firms. The chart assumes reinvestment of any dividends and peer group investment weighted by relative market capitalization at the beginning of each year.


Comparison of five year cumulative total return among the Advest
Group, Inc., S&P 500 index and peer group

Perfomance graph appears here

Measurement Period            The Advest     S&P
(fiscal year covered)         Group, Inc.    500 Index      Peer Group
----------------------        ----------     ----------     ----------
Measurement Pt - 09/30/1990   $100.00        $100.00        $100.00
FYE 09/30/1991                $150.00        $100.00        $100.00
FYE 09/30/1992                $252.00        $233.00        $146.00
FYE 09/30/1993                $305.00        $388.00        $165.00
FYE 09/30/1994                $219.00        $327.00        $171.00
FYE 09/30/1995                $391.00        $531.00        $221.00


Peer Group Companies:
Alex. Brown, Inc.
First Albany Companies, Inc.
Inter-Regional Financial Group
Interstate/Johnson Lane, Inc.
Legg Mason, Inc.
McDonald & Co. Investments, Inc.
Morgan Keegan, Inc.
Piper Jaffray Companies, Inc.
Raymond James Financial, Inc.
Scott & Stringfellow Financial, Inc.
Stifel Financial Corp.

CERTAIN TRANSACTIONS
Several of the Company's subsidiaries, including Advest, Inc. and Advest Bank, extend credit in the ordinary course of their business. Advest, Inc. is a registered broker-dealer and extends credit in connection with its customers' margin accounts under Regulation T of the Federal Reserve Board. Advest Bank is a Connecticut savings bank which makes residential, consumer and commercial loans in the ordinary course of its business. Several directors and executive officers, nominees for director, and members of such persons' families and entities related to them, have margin accounts with Advest, Inc. or loans from Advest Bank or both, which are, individually or in the aggregate, in excess of $60,000. In each case such loans have been made in the ordinary course of business of Advest, Inc. or Advest Bank, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

STOCKHOLDER PROPOSALS FOR FUTURE MEETINGS
Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1997 must be received by the Company at its principal executive office in Hartford, Connecticut not later than
August 20, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 1997.

RELATIONSHIP WITH AUDITORS
The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, as the independent auditors of the Company for the fiscal year ending September 30, 1996. It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders where they will each have opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

OTHER MATTERS
The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters.
     Lee G. Kuckro
     Secretary
     December 19, 1995

PROXY                        THE ADVEST GROUP, INC.
PROXY
                 280 Trumbull Street, Hartford, Connecticut 06103
             PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                               January, 27, 1994

The undersigned stockholder of The Advest Group, Inc. hereby appoints Allen Weintraub, Lee G. Kuckro and David A. Horowitz or any of them, attorneys, and proxies for the undersigned, with power of substitution to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of The Advest Group, Inc. to be held at the Sheraton Hotel, Civic Center Plaza, Hartford, Connecticut on January 25, 1996 at 10:30 a.m. and any adjournments thereof:

Proposal (1)  ELECTION OF FOUR DIRECTORS
____ GRANT AUTHORITY to vote for all nominees (except as otherwise specified below)
____ WITHHOLD AUTHORITY to vote for all nominees

       Richard G. Dooley        William B. Ellis
       Robert W. Fiondella      John A. Powers
(INSTRUCTION: To withhold authority to vote for individual nominee or nominees print the name of such nominee or nominees on the space provided below.)
_________________________________________________________________________
__

Proposal (2) In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
                  (Please sign on reverse side)

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

Please mark, date and sign exactly as name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

If the stockholder giving this proxy attends the Meeting he may vote in person in lieu of having his proxy voted.

Please sign and return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

    Dated_____________________________ 19_____
    __________________________________________
    __________________________________________
    (Signature of Stockholder)